EXHIBIT 16

Letter Regarding Change in Certifying Accountant

(Letterhead of KPMG LLP Appears Here)

Securities and Exchange Commission
Washington, D.C. 20549

May 16, 2001

Ladies and Gentlemen:

We were previously principal accountants for National Western Life Insurance Company and, under the date of March 5, 2001, we reported on the consolidated financial statements of National Western Life Insurance Company and subsidiaries as of and for the years ended December 31, 2000 and 1999. On April 20, 2001, our appointment as principal accountants was terminated. We have read National Western Life Insurance Company's statements included under Item 4 of its Form 8-K/A dated April 20, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with National Western Life Insurance Company's statements that the termination of our contractual appointment as independent auditors or the engagement of Deloitte & Touche LLP as its new principal accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors or that National Western Life Insurance Company did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, nor the type of audit opinion that might be rendered on National Western's financial statements.

Very truly yours,

/S/ KPMG LLP